Exhibit 99.2

Paperweight Development Corp.

and Subsidiaries

(debtor-in-possession)

Q3 2017 Financial Statements

(unaudited)

For satisfaction of Section 6.01(b) of the Superpriority Senior Debtor-in-Possession Credit Agreement

dated as of October 2, 2017.

Privileged and Confidential. Prepared at the direction of legal counsel.

PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

(debtor-in-possession)

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except share data)

	October 1, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$9,063	$6,397
Accounts receivable, less allowance for doubtful accounts of $400 and $323, respectively	55,387	41,297
Inventories	94,159	86,392
Other current assets	6,423	4,478

Total current assets	165,032	138,564
Property, plant and equipment, net	196,805	206,413
Intangible assets, net	32,983	34,697
Other assets	8,053	7,495

Total assets	$402,873	$387,169

LIABILITIES, REDEEMABLE COMMON STOCK, ACCUMULATED DEFICIT AND ACCUMULATED OTHER COMPREHENSIVE INCOME
Current liabilities
Current portion of long-term debt, net	$240,185	$982
Accounts payable	—	49,433
Accrued interest	623	3,258
Other accrued liabilities	41,477	44,939

Total current liabilities	282,285	98,612
Long-term debt, net	—	437,515
Postretirement benefits other than pension	—	20,842
Accrued pension	—	111,963
Other long-term liabilities	50	30,536
Liabilities subject to compromise	462,814	—
Commitments and contingencies (Note 12)	—	—
Redeemable common stock, $0.01 par value, shares authorized: 30,000,000, shares issued and outstanding: 5,823,112 and 6,260,418	91,760	100,641
Accumulated deficit	(450,573)	(431,887)
Accumulated other comprehensive income	16,537	18,947

Total liabilities, redeemable common stock, accumulated deficit and accumulated other comprehensive income	$402,873	$387,169

The accompanying notes are an integral part of these condensed consolidated financial statements.

PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

(debtor-in-possession)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)

(dollars in thousands)

	For the Three Months Ended October 1, 2017	For the Three Months Ended October 2, 2016	For the Nine Months Ended October 1, 2017	For the Nine Months Ended October 2, 2016
Net sales	$163,513	$169,189	$494,183	$523,280
Cost of sales	132,750	139,852	404,040	427,486

Gross profit	30,763	29,337	90,143	95,794
Selling, general and administrative expenses	23,677	25,917	71,362	78,922

Operating income (loss)	7,086	3,420	18,781	16,872
Other expense
Interest expense, net	12,356	10,179	36,582	30,550
Debt modification/extinguishment expense	2,365	—	2,365	—
Reorganization items, net	3,070	—	3,070	—
Foreign exchange (gain) loss	(203)	95	(771)	(223)
Other expense	351	280	937	802

Income (loss) before income taxes	(10,853)	(7,134)	(23,402)	(14,257)
Provision for income taxes	(97)	76	43	234

Net income (loss)	(10,756)	(7,210)	(23,445)	(14,491)
Other comprehensive income (loss):
Changes in retiree plans	(913)	(913)	(2,738)	(2,743)
Unrealized gains (losses) on derivatives	400	372	328	(473)

Total other comprehensive income (loss)	(513)	(541)	(2,410)	(3,216)

Comprehensive income (loss)	$(11,269)	$(7,751)	$(25,855)	$(17,707)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PAPERWEIGHT DEVELOPMENT CORP. AND SUBSIDIARIES

(debtor-in-possession)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED

(unaudited)

(dollars in thousands)

	October 1, 2017	October 2, 2016
Cash flows from operating activities:
Net income (loss)	$(23,445)	$(14,491)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	17,128	17,935
Amortization of intangible assets and other	1,989	1,968
Amortization of financing fees	2,816	1,429
Amortization of debt discount	823	591
Employer 401(k) noncash matching contributions	915	1,245
Foreign exchange (gain) loss	(799)	(260)
Noncash (gain) loss on hedging	166	—
Loss (gain) on disposals of equipment	14	46
(Increase)/decrease in assets and increase/(decrease) in liabilities:
Accounts receivable	(13,760)	(5,521)
Inventories	(7,660)	1,647
Other current assets	(1,937)	1,950
Accounts payable and other accrued liabilities	13,825	(7,838)
Accrued pension	(3,614)	3,463
Other, net	(4,929)	(3,309)

Net cash provided (used) by operating activities	(18,468)	(1,145)
Cash flows from investing activities:
Proceeds from sale of equipment	4	46
Additions to property, plant and equipment	(6,984)	(11,521)

Net cash provided (used) by investing activities	(6,980)	(11,475)
Cash flows from financing activities:
Debt acquisition costs	(800)	—
Proceeds of first lien term loan	20,000	—
Payments relating to capital lease obligations	(190)	(208)
Proceeds from revolving line of credit	411,265	271,400
Payments of revolving line of credit	(381,300)	(258,000)
Payments of State of Ohio loans	(899)	(1,167)
Proceeds from issuance of redeemable common stock	708	850
Payments to redeem common stock	(5,490)	(6,093)
Increase (decrease) in cash overdraft	(15,208)	7,669

Net cash provided (used) by financing activities	28,086	14,451
Effect of foreign exchange rate changes on cash and cash equivalents	28	37
Change in cash and cash equivalents	2,666	1,868
Cash and cash equivalents at beginning of period	6,397	1,817

Cash and cash equivalents at end of period	$9,063	$3,685

The accompanying notes are an integral part of these condensed consolidated financial statements.